EXHIBIT 16.1

February 25, 2015

United States Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re: Centaurus Diamond Technologies, Inc. (Commission File Number: 000-53286)

Commissioners:

We have read Item 4.01 of Form 8-K dated February 25, 2015, of Centaurus Diamond Technologies, Inc. (the “Company”) and are in agreement with the statements contained therein.

Very truly yours,

/s/ Li and Company, PC

Li and Company, PC